EXHIBIT 99.1

NEWS RELEASE

Investor Contact:	James M. Griffith Senior Vice President Investor Relations (479) 201-5514

Beverly Announces Placement of Additional $15 Million
of 2.75% Convertible Subordinated Notes due 2033

(FORT SMITH, ARKANSAS, October 17, 2003) — Beverly Enterprises, Inc. (NYSE: BEV) today announced that the underwriters have exercised their option to purchase an additional $15 million principal amount of 2.75% Convertible Subordinated Notes due 2033 to cover over-allotments relating to its previously announced public offering of the Notes, bringing the aggregate principal amount of Notes that it has agreed to sell, subject to customary conditions, to $115 million.

As previously announced, the Notes will bear interest at the rate of 2.75% per annum. The Notes will be general unsecured obligations subordinated in right of payment to Beverly’s existing and future senior indebtedness. The Notes will be convertible at the option of the holder under certain circumstances prior to maturity into shares of Beverly’s common stock at an initial conversion price of $7.45 per share. Beverly anticipates using the proceeds of the Notes — along with a portion of the previously announced senior secured credit facility — primarily to pay existing indebtedness, including but not limited to $180 million of its 9% Senior Notes due 2006.

The offering is being made through an underwriting syndicate led by Lehman Brothers Inc. Offerings of the Notes will be made only by means of a prospectus supplement. Parties may obtain a copy of the prospectus supplement by contacting Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone: 631-254-7106, fax: 631-254-7268, e-mail: niokioh_wright@adp.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to expected financings and the use of proceeds of any such financings, and performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause Beverly’s actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including Beverly’s compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies, and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against Beverly, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers’ compensation liabilities; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which Beverly operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in Beverly’s filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 408 skilled nursing facilities, as well as 21 assisted living centers, and 22 home care and hospice centers. Through AEGIS Therapies, they also offer rehabilitation services on a contract basis to nursing facilities operated by other care providers.

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